Exhibit 99.1
FOR IMMEDIATE RELEASE
Leap Contacts:
Greg Lund, Media Relations
858-882-9105
glund@leapwireless.com
Amy Wakeham, Investor Relations
858-882-9876
awakeham@leapwireless.com
Leap Announces Pricing of $400 Million in Senior Notes
SAN DIEGO — May 18, 2011 —Leap Wireless International, Inc. (NASDAQ:LEAP) today announced that its operating subsidiary, Cricket Communications, Inc., has priced its offering of $400 million in aggregate principal amount of additional 7.75% senior notes due 2020, in an offering to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended. The issue price is 99.193% of the principal amount of the senior notes. The closing of the sale of the senior notes, which is subject to customary conditions, is expected to occur on May 23, 2011.
The notes will be guaranteed on a senior unsecured basis by Leap and certain of its indirect subsidiaries. The net proceeds from the offering (which are estimated to be approximately $392.7 million, after discounts, commissions and estimated offering expenses) will be used for working capital and other general corporate purposes, which may include accelerated deployment of next-generation LTE network technology and/or opportunistic acquisitions.
The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.
This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of an offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
Leap is a registered service mark of Leap Wireless International, Inc. Cricket is a registered trademark of Cricket Communications, Inc.
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